State of Delaware
Secretary of State
Division of Corporations
Delivered 09:45 AM 06/20/2012
FILED 09:45 AM 06/20/2012
SRV 120756438 - 5105510 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ACCELERATED ACQUISITIONS XVIII, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Accelerated Acquisitions XVIII, Inc. held on June 18, 2012, the Directors approved the following resolution:

Article FIRST of the Certificate of Incorporation shall be as follows:

"FIRST: The name of the Corporation is "Greentech Mining International, Inc."

SECOND: That thereafter, pursuant to Delaware General Corporation Laws Section 222, a consent in writing, setting forth the action so taken, was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of June, 2012.

By: ______________________

Title: President
Name: Timothy Neher